EXHIBIT 10.22




                                       September 8, 1997




Peter J.C. Davenport
10 Tall Timber Road
Mt. Kisco, NY  10549
Dear Peter:

This letter serves to confirm those payments and benefits that you will receive, subject to and in accordance with the terms and conditions of this Agreement in connection with a termination of your employment with the Company.

1.    Termination of Employment

1.1 The Company may terminate your employment at any time, with or without stated reason. You shall receive the benefits provided hereunder upon the termination of your employment by you for "Good Reason," as defined in
      Section 1.2, or the termination of your employment by the Company, unless such termination is for "Cause," as defined in Section 3.1 of the Severance Plan. In addition, if you terminate employment for any reason after September 1, 2000 you will also be entitled to the benefits hereunder. Any termination by you shall be communicated by written Notice of Termination indicating the termination provision in this Agreement relied upon, if any, and the Date of Termination; provided that the Date of Termination shall in no event be earlier than 10 business days after the date on which such Notice of Termination is effective pursuant to
      Section 15 hereof.

1.2 For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without your express written consent:

      1.2.1 the assignment to you without your written consent of any duties materially inconsistent with your then current position, duties, responsibilities and status with the Company, or a material change or a substantial diminution in your then current authority, reporting responsibilities, titles or offices, or removal from or failure to re-elect you to any such position or office except in the event of a termination of your employment for Cause, death, total disability (as defined in The Reader's Digest Association, Inc. Retirement Plan) or mandatory retirement;

      1.2.2 a reduction by the Company in your annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time, unless such reduction is part of and consistent with a good faith management-wide or Company-wide cost cutting program, and then only if the percentage of your reduction is no greater than that of the other management personnel;

      1.2.3 a relocation without your written consent to an office located anywhere other than within 50 miles of your primary residence, except for required travel on Company business to an extent substantially consistent with your then current business travel obligations;

      1.2.4 the failure by the Company to continue in effect any compensation plan or other fringe benefit provided by the Company in which you participate on the date of this Agreement that, by itself or in the aggregate, is material to your total compensation from the Company, unless there shall have been instituted a replacement or substitute plan or fringe benefit providing comparable benefits or unless such failure is part of and consistent with a good faith benefit discontinuance applicable to all of the management personnel of the Company and then only if the scope of the discontinuance with respect to you is no greater than that of the other management personnel; or

      1.2.5 the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement. The Company shall use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses or assets of the Company to expressly assume and agree to perform this Agreement.

1.3 Any termination of your employment by you for "Good Reason" shall be made within 180 days after the occurrence of the "Good Reason."

2.    Compensation Upon Termination

2.1 If your employment shall be terminated and you are entitled to benefits under Section 1 of this Agreement then, except as provided in Section 2.2 and 2.3, you shall receive the following benefits for each year of the Severance Period (as defined below):

      2.1.1 the Company shall pay to you as severance pay a total amount equal to the sum of

            (a) your highest annual base salary in effect any time during the 12-month period prior to the Date of Termination plus

            (b)   the higher of the following:

                  (i) the highest amount paid to you under The Reader's Digest Association, Inc. Management Incentive Compensation Plan (the "Annual Incentive Plan") during the three plan years most recently ended prior to the Date of Termination; or

                  (ii) the originally approved target amount of the highest award, if any, under the Annual Incentive Plan outstanding on the Date of Termination, as such target amount may have been increased prior to the Date of Termination.

                  Any compensation received by you or granted to you in lieu of an amount paid under the Annual Incentive Plan for any one-year period (whether in the form of restricted stock or otherwise) shall be deemed to be an amount paid to you under the Annual Incentive Plan for purposes of this Section. Any compensation receivable by you in lieu of an amount payable under the Annual Incentive Plan for any period shall be deemed to be an additional target amount for purposes of this Section. The amount of any non-cash compensation received or receivable shall be the greater of the fair market value of such compensation on the date of award or the cash amount that would have been received by you in lieu of such non-cash compensation.

             The aggregate amount of severance payable under this Section shall be paid in equal installments on a bi-weekly basis, commencing upon the Date of Termination.

      2.1.2 the Company shall maintain in full force and effect, for your continued benefit for the Severance Period, all welfare benefit plans and programs or arrangements in which you participated immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and conditions of such welfare plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you with benefits substantially similar to those which you would have been entitled to receive under such welfare plans and programs had your participation not been barred.

2.2 If your employment is terminated by you for "Good Reason" or if your employment is terminated by the Company other than for "Cause," then the Severance Period shall be the period of two years immediately following the Date of Termination.

2.3 If your employment is terminated for Cause, the Company shall pay you your base salary through the Date of Termination, and the Company shall have no further obligations to you under this Agreement.

3.    Long-Term Incentive Plan Benefits

3.1 You shall have the right to exercise your outstanding stock options and stock appreciation rights under the 1989 and 1994 Key Employee Long-Term Incentive Plans (the "Long Term Incentive Plans") to the extent they are exercisable or would become exercisable during the Severance Period as if your employment with the Company continued during the Severance Period. Such stock options and stock appreciation rights shall continue to vest during the Severance Period as if your employment with the Company continued during the Severance Period and, upon completion of the Severance Period, shall vest and be exercisable as if your employment terminated at that time by reason of either (a) an involuntary termination without cause or a mutual agreement (within the terms of the particular award) or (b) retirement (within the terms of the particular award), if applicable.

3.2 Your outstanding performance units, restricted stock and awards (other than stock options and stock appreciation rights) under the Long Term Incentive Plans shall continue to be outstanding and payable during the Severance Period as if your employment with the Company continued during the Severance Period and, if applicable, shall vest upon completion of the Severance Period in accordance with the terms of the award as if your employment terminated at that time by reason of either (a) an involuntary termination without cause or a mutual agreement (within the terms of the particular award) or (b) retirement (within the terms of the particular award), if applicable. Any such award that is based on a period of employment shall be payable on a prorated basis as if your employment had continued during the Severance Period.

      3.2.1 If any such award is subject to specific performance goals and your employment is terminated by you for "Good Reason" or your employment is terminated by the Company other than for "Cause," then the award shall be payable to the extent such performance goals are attained.

3.3 If any benefits due under Section 3 cannot be paid under the existing or amended terms of an applicable plan or award agreement, the Company shall pay you the value of such benefits at the time they would otherwise be payable if they were payable under such terms.

4.    Retirement Plan Benefits

4.1 The Company shall pay to you an amount equal to the difference between your monthly retirement benefit payable under The Reader's Digest Association, Inc. Retirement Plan (the "Retirement Plan"), the Excess Benefit Retirement Plan of The Reader's Digest Association, Inc. (the
      "Excess Benefit Retirement Plan") and The Reader's Digest Executive Retirement Plan (the "Executive Retirement Plan") and the amount that would have been payable if your age and aggregate periods of service under those plans included the Severance Period. In addition, the Severance Period shall be considered to be additional Credited Service for all purposes (including vesting) under the Executive Retirement Plan. Any amount payable under this Section 4.1 shall be payable at the same time and in the same form as such payments would have been made under the Retirement Plan.

4.2 Upon completion of the Severance Period, if you are not vested under the Retirement Plan, the Excess Retirement Plan or the Executive Retirement Plan, you will receive a lump sum payment in the amount of the equivalent actuarial value (as determined under the Retirement Plan) of pension credits that would have been earned through the end of the Severance Period, without regard to vesting, with any such payment to be made within 90 days of the end of the Severance Period.

5. Your participation in The Reader's Digest Employees Profit-Sharing Plan and the Profit Sharing Benefit Restoration Plan of The Reader's Digest Association, Inc. (the "Profit Sharing Plans") ceases upon your termination of employment with the Company. However, you shall receive cash payments equal to the amounts that would have been computed to your account had your employment with the Company continued for the Severance Period, with payments to be made to you by the Company at the time any contributions have been made for participants in the Profit-Sharing Plans. In addition, the Severance Period shall be considered to be additional Credited Service for purposes of your vesting in any amounts previously contributed to your account under the Profit Sharing Plans.

6. Any benefits payable under this Agreement shall be reduced by the amount of any benefits paid under The Reader's Digest Association, Inc. Severance Plan for Senior Management or The Reader's Digest Association, Inc. Income Continuation Plan for Senior Management. Any benefits payable under this agreement shall be reduced by benefits paid under the July 18, 1996 agreement.

7. The payment of any amounts or benefits under this Agreement is expressly conditioned on the receipt by the Company from you of a duly executed General Waiver and Release of Claims in the form specified under the Severance Plan, the repayment by you of any outstanding advances or loans due the Company and the return by you of all Company property.

8. Any reference to a specific plan in this Agreement shall be deemed to include any similar plan or program of the Company then in effect that is the predecessor of, the successor to, or the replacement for, such specific plan.

9. The Company may withhold from any benefits payable under this Agreement all federal, state, local or other applicable taxes as shall be required pursuant to any law or governmental regulation or ruling.

10. In case of your death while any amounts are still payable to you under this Agreement, the Company shall pay all such amounts to your designated beneficiary or, if none has been designated, to your estate as if your employment had continued until the end of the Severance Period.

11. The Company shall indemnify you and hold you harmless from any and all liabilities, losses, costs or damages, including defense costs and expenses (including, without limitation, fees and disbursements of counsel incurred by you in any action or proceeding between the parties to this Agreement or between you and any third party or otherwise) in connection with all claims, suits or proceeding relating to or arising from a breach or alleged breach of this Agreement by the Company.

12. You acknowledge that (i) prior to executing this Agreement, you had an opportunity to consult with an attorney of your choosing and review this Agreement with such counsel, (ii) you are executing this Agreement knowingly and voluntarily and (iii) you understand all of the terms set forth herein.

13. In the event the Company terminates your employment for Cause and you dispute the Company's right to do so or you claim that you are entitled to terminate your employment for Good Reason and the Company disputes your right to do so, a mediator acceptable to you and the Company will be appointed within 10 days to assist in reaching a mutually satisfactory resolution, but will have no authority to issue a binding decision. Such mediation must be concluded within 60 days of the date of termination or claim to termination for Good Reason. You agree that you will not institute any legal proceeding relating to the matter until the conclusion of such mediation. Should such mediation fail to reach an acceptable conclusion and you are successful in any litigation or settlement that issues from such dispute, you shall be entitled to receive from the Company all of the expenses incurred by you in connection with any such dispute, including reasonable attorney's fees.

14.   Acts Detrimental to the Company

14.1 You agree that you will not do any of the following during the Severance Period:

      14.1.1 commit any criminal act against the Company or any act that would constitute "Cause";

      14.1.2 disclose any information likely to be regarded as confidential and relating to the Company's business;

      14.1.3 solicit the Company's employees to work for a competitor of the Company; or

      14.1.4 perform any act detrimental to the Company or its employees, including, but not limited to, disparaging the Company, its senior management or its products.

14.2 You agree that any breach or threatened breach of Section 14.1 shall entitle the Company to apply for and to obtain injunctive relief, which shall be in addition to any and all other rights and remedies available to the company at law or in equity.

14.3 All of your rights and benefits under this Agreement shall cease upon any breach by you of Section 14.1 of this Agreement.

15.   Miscellaneous

15.1 Notices and other communications provided for herein shall be in writing and shall be effective upon delivery addressed as follows:

      if to the Company:

            The Reader's Digest Association, Inc.
            Reader's Digest Road
            Pleasantville, NY 10570-7000
            Attention:  Senior Vice President, Human Resources

      with a copy to

            The Reader's Digest Association, Inc.
            Reader's Digest Road
            Pleasantville, NY 10570-7000
            Attention:  General Counsel

      or if to you, at the address set forth above,

      or to such other address as to which either party shall give notice in accordance with the foregoing.

15.2 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the consent of the other party.

15.3 Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

15.4 This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

15.5 This Agreement may be amended or modified only by a written agreement duly executed by both of the parties hereto.

15.6 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts executed in and to be wholly performed within that State.

                                    Very truly yours,

                                    THE READER'S DIGEST ASSOCIATION, INC.


                                    /S/GEORGE V. GRUNE
                                       ------------------------------------
                                       George V. Grune
                                       Chairman and Chief Executive Officer


Agreed to and accepted as of December 1, 1997



/S/ PETER J.C. DAVENPORT
------------------------------------
                                  Peter J.C. Davenport